Exhibit 107

Calculation of Filing Fee Table

Form S-4

(Form Type)

ReShape Lifesciences Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001 per share	457(f)(1) and 457(c)	10,363,884	$5.66	$58,659,584	$153.10 per $1,000,000	$8,980.78
Total Offering Amounts					$58,659,584		$8,980.78
Total Fees Previously Paid							–
Total Fee Offsets							–
Net Fee Due							$8,980.78

(1)

Represents the maximum number of shares of common stock of ReShape Lifesciences Inc. (“ReShape”), par value $0.001 per share, estimated to be issuable in exchange for shares of Vyome Therapeutics, Inc. (“Vyome”) common stock, series seed preferred stock, series A preferred stock, series B preferred stock, series C preferred stock, series C-1 preferred stock, series D preferred stock and other securities convertible into Vyome common stock upon consummation of the Merger, as described in this proxy/information statement-prospectus. The number of shares of ReShape common stock being registered is based upon the estimated number of shares of ReShape common stock that are expected to be issued pursuant to the Merger (as defined elsewhere in this proxy/information statement-prospectus), assuming an exchange ratio of 0.54 shares of ReShape common stock for each share of Vyome common stock outstanding or underlying the Vyome preferred stock or other convertible securities as of the date of this registration statement, without giving effect to the proposed reverse stock split of ReShape common stock described in this proxy/information statement-prospectus. The estimated exchange ratio contained herein is subject adjustment prior to the closing of the Merger and is based on the expected shares of ReShape and Vyome to be outstanding as of a determination date that will be at least 10 days prior to the anticipated date of the consummation of the Merger.

(2)

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and calculated pursuant to Rules 457(f)(1) and 457(c) of the Securities Act. The proposed maximum aggregate offering price of the registrant’s common stock was calculated on the basis of (i) $5.66, the average of the high and low prices per share of ReShape common stock on The Nasdaq Capital Market on September 27, 2024, and (ii) the maximum number of shares of Vyome common stock, preferred stock and other convertible securities estimated to be cancelled and exchanged in the Merger.

(3)

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated pursuant to Rules 457(c) and 457(f) under the Securities Act, based on a rate of $153.10 per $1,000,000 of the proposed maximum aggregate offering price.

(4)

Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.